Exhibit 10.2

Heelys Worldwide

3200 Belmeade Drive, Suite 100

Carrollton, TX USA 75006

February 9, 2009

Mr. Michael W. Hessong

3985 Summit Court

Fairview, TX 75069

Dear Mike:

This letter will outline the terms and conditions of your consulting assignment with Heelys, Inc. (the “Company”). You will be an independent contractor and not an employee of the Company. The scope of the assignment will be to serve as the Interim President and Chief Executive Officer of the Company, effective on or about February 11, 2009. The term will be for an initial period of two months and can be extended on a month to month basis by mutual agreement. This agreement can be terminated by either party with thirty days notice after the initial two month period. The consulting fee will be $35,000 per month based upon five full time days per week and 4.3 weeks per month. As an independent contractor you will not be subject to any of the employee benefit programs maintained by the Company. Your routine out of pocket travel and entertainment expenses to represent the Company will be reimbursed. Furthermore, a travel advance is authorized if necessitated by travel plans. It is understood you may continue to interview for a full time position during the assignment with the Company.

As the Interim President and Chief Executive Officer you will report to the Heelys board of directors. I will be your liaison to the board but not the sole reporting link to the board. Your role will be to provide the Company and its staff with near term direction to execute in accordance with a prioritization schedule that will be fully coordinated with the directors. I am pleased to assist you with the prioritization outline that can then be communicated by you to the directors. The day to day operations and related decisions will be within your responsibility including full time supervision of all senior managers. As an independent contractor, you are granted authority to commit the Corporation for financial issues that would typically occur on a day to day basis. Authority for decisions exceeding a typical day to day occurrence will be subject to specific authorization by the board.

Mike, we are all enthused to have you back involved with the Company. Good luck in the new assignment.

Would you please indicate your acceptance with the terms and conditions of this assignment by signing below.

Best regards,	Accepted and approved:

/s/ Gary L. Martin	/s/ Michael Hessong
Gary L. Martin	Michael Hessong
Chairman	Independent Contractor